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[Blue Cross of California Letterhead]


                                                                    NEWS RELEASE

FOR IMMEDIATE RELEASE                                          December 19, 1996

Media Contact:    Cynthia Coulter         (818) 703-3046

Investor Contact: John Cygul              (818) 703-4321

                      CALIFORNIACARE HEALTH PLANS RECEIVES
                          NCQA ONE-YEAR ACCREDITATION

WOODLAND HILLS, Calif. -- CaliforniaCare Health Plans, one of the largest health maintenance organizations in the state, announced today that the CaliforniaCare HMO was awarded One-Year Accreditation from the National Committee for Quality Assurance (NCQA). One-Year Accreditation is granted to health plans that have well-established quality improvement programs and meet most NCQA standards.
        NCQA is an independent, not-for-profit organization that evaluates managed care organizations. NCQA's mission is to provide information that enables purchasers and consumers of managed health care to distinguish among plans based on quality, thereby allowing them to make more informed decisions.
        "This supports our belief that we're doing the `right things right'," said Jeffrey Rideout, M.D., vice president of quality management, Blue Cross of California. "CaliforniaCare will continue to provide high quality health care to our members, and we will continue our work to maintain and improve our accreditation status."
        NCQA's Standards for Accreditation -- developed by employers, unions and health plans -- are demanding and are purposely set high to encourage health plans to continuously enhance their quality. There are 50 standards for quality, including the following six categories: Quality Improvement, Physician Qualifications and Evaluation, Members' Rights and Responsibilities, Preventive Health Services, Utilization Management, and Medical Records.
        CaliforniaCare Health Plans is an HMO that offers health coverage under the name, Blue Cross of California. Blue Cross of California, serving approximately 3.4 million members, is the California operating subsidiary of WellPoint Health Networks Inc. (NYSE: WLP), one of the nation's largest publicly traded managed care companies. WellPoint offers a comprehensive array of health plans provided through health maintenance organizations, preferred provider organizations and specialty managed health care networks. Specialty products include pharmacy benefit management, dental, vision, mental health, life and disability insurance, flexible spending accounts, COBRA administration and 24-hour integrated, network-based workers' compensation.

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